Exhibit 4.19

US$5,000,000.00 Dated as of May 29, 2020

PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, **UNIQUE LOGISTICS HOLDINGS, INC.**, a corporation incorporated under the laws of the State of Delaware (the "**Company**"), hereby promises to pay **UNIQUE LOGISTICS HOLDINGS LIMITED**, a Hong Kong company (the "**Holder**"), the aggregate principal amount of Five Million and No/100 United States Dollars (US$5,000,000.00) on the dates and in the amounts provided for in Section 3 hereof and, in any event, no later than the Termination Date (as defined below).

This Promissory Note is being delivered in accordance with Section 1.01 of that certain Securities Purchase Agreement, dated as of the date hereof (the "**Purchase Agreement**"), among the Company and the Holder, and is subject to Section 1.08 thereof.

Section 1. *Certain Terms Defined.* The following terms for all purposes of this Promissory Note shall have the respective meanings specified below. Terms not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

"Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

"Company" shall have the meaning ascribed to it in the preamble.

"Event of Default" shall have the meaning ascribed to it in Section 7.

"Maturity Date" shall mean one hundred and eighty (180) days after the date of this Promissory Note or such other later date as the Company and Holder may mutually agree in writing.

"Holder" shall have the meaning ascribed to it in the preamble.

"LIBOR Rate" means a rate per annum equal to the one year London Interbank Offered Rate or, if such rate is not available, a comparable or successor rate which rate is chosen by the Holder in its reasonable discretion; provided that (i) to the extent a comparable or successor rate is chosen by the Holder in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Holder, such approved rate shall be applied in a manner as otherwise reasonably determined by the Holder."

"Material Adverse Effect" shall mean a material adverse effect on: (i) the legality, validity, binding effect or enforceability against the Company of the Transaction Documents; (ii) the rights or remedies of Holder under any Transaction Document; (iii) the ability of Company to repay the Holder in full in accordance with the terms and conditions of this Promissory Note or (iv) any

litigation or breach of any term or condition of any agreement or document which presently exists or which may hereafter exist which may threaten the ability of Company to repay the Holder in full in accordance with the terms and conditions of this Promissory Note. For purposes of determining whether any of the foregoing changes, effects, impairments, or other events have occurred, such determination shall be made by Holder, in its sole and absolute discretion.

"Obligations" means, now existing or in the future, any debt, liability or obligation of any nature whatsoever (including any required performance of any covenants or agreements), whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, voluntary or involuntary, direct or indirect, absolute, fixed, contingent, ascertained, unascertained, known, unknown, whether or not jointly owed with others, whether or not from time to time decreased or extinguished and later decreased, created or incurred, or obligations existing or incurred under this this Promissory Note, or any other Transaction Documents, or any other agreement between any of the Company and the Holder, as such obligations may be amended, supplemented, converted, extended or modified from time to time.

"Person" shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

"Promissory Note" shall mean this promissory note, as amended, restated or supplemented from time to time.

"Termination Date" shall mean the earlier of the Maturity Date or such date as an Event of Default first occurs pursuant to Section 7.

"Transaction Documents" shall mean this Promissory Note and such other agreements, documents, instruments, certificates, financial statements, rules, resolutions, opinions of counsel, notes and other items which the Holder shall require in connection with this Promissory Note.

Section 2. *Promissory Note Consideration.* This Promissory Note is being delivered pursuant to Sections 1.01 and 1.02 of the Purchase Agreement as a portion of the Purchase Price for the Purchased Shares.

Section 3. *Interest and Principal Payments.*

The principal amount of this Promissory Note shall bear no interest; provided that any amount due under this Promissory Note which is not paid when due shall bear interest at an interest rate equal to the LIBOR Rate on such date of default plus 200 basis points.

Subject to conversion rights set forth in Section 7 hereto and Section 1.07 of the Purchase Agreement, the principal amount of this Promissory Note shall be due and payable on the Termination Date. Any payments made pursuant to this Section 3, shall be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended.

Section 4. *Optional Prepayments*

The Company may prepay the principal amount in whole or in part at any time without penalty or premium.

Section 5. *General Provisions As To Payments.*

All cash payments hereunder shall be made not later than 12:00 Noon (New York City time) by cashier's check or by wire transfer of immediately available funds to the Holder's account at a bank in Hong Kong specified by the Holder in writing to the Company without reduction by reason of any set-off or counterclaim on the date when due (or if any such day is not a Business Day, then on the next succeeding Business Day).

Section 6 *Representations and Warranties of the Company.*

The Company represents and warrants to the Holder that:

(a) this Promissory Note constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(b) the Company (i) is a corporation duly organized, legally existing and in good standing under the laws of its state of organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under the Transaction Documents, and (iii) is duly qualified as a foreign corporation and is licensed and in good standing in all jurisdictions in which the nature of its business or location of its properties require such qualification or license;

(c) the Company's execution, delivery and performance of this Promissory Note and all other Transaction Documents to which it is a party (i) has been duly authorized by all necessary corporate action of the Company, (ii) does not violate any provisions of the Company Certificate of Incorporation or by-laws or any, law, regulation, order, injunction, judgment, decree or writ to which the Company is subject, and (iii) does not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained;

(d) the execution, delivery and performance by the Company of this Promissory Note does not and will not result in the breach of any agreement, law or statute, or any judgment, degree or order entered into in a proceeding to which the Company is or was a party; and

(e) to the best knowledge of the Company, no other information provided by or on behalf of the Company to the Holder, either as a disclosure schedule to this Promissory Note, or otherwise in connection with Holder's due diligence investigation of the Company contains any untrue statement of a material fact or omits to state any material fact necessary in order to make

the statements therein, in the light of the circumstance under which they are or were made, not misleading.

Section 7. *Events Of Default.*

Each of the following events shall constitute an "Event of Default":

(a) any outstanding principal of this Promissory Note shall not be paid on the Maturity Date, and shall remain unpaid for a period of 30 days from the Maturity Date;

(b) Company defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Promissory Note;

(c) a Material Adverse Effect shall occur;

(d) Company breaches any of its obligations under Section 3.08 of the Purchase Agreement;

(e) a court shall enter a decree or order for relief in respect of Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Company or for any substantial part of the property of Company or ordering the winding up or liquidation of the affairs of Company; or

(f) Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Company or for any substantial part of the property of Company, or Company shall make any general assignment for the benefit of creditors.

If an Event of Default described in (a) to (d) above shall occur, the unpaid principal and accrued and unpaid interest (if any) of this Promissory Note shall become immediately due and payable. Immediately upon the occurrence of any Event of Default described in (a) to (d) above, or upon failure to pay the principal amount of this Promissory Note on the Termination Date, the Holder, without any notice to the Company, which notice is expressly waived by the Company, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Holder under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Holder at law or in equity.

If any Event of Default described in clauses (e) or (f) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Holder may immediately declare all or any portion of the unpaid principal amount and accrued and unpaid interest (if any) of this Promissory Note to be due and payable, whereupon the full unpaid principal amount and accrued and unpaid interest (if any) of this Promissory Note which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

Upon an Event of Default, subject to any applicable cure period, the Holder at its option may convert the principal and interest then outstanding into an amount of shares of common stock of the Company equal to .2125% of the then outstanding common stock of the Company on a fully diluted basis for every US$25,000 of the outstanding principal balance plus accrued but unpaid interest of this Promissory Note outstanding on the date of such conversion; provided that upon the receipt of any such shares of common stock by the Seller, the related portion of the principal balance and interest of this Promissory Note shall be deemed extinguished. For purposes of this Promissory Note any shares of common stock delivered by the Company to the Holder pursuant to this Section 7 shall be referred to as "**Note Shares**". The Company represents and warrants that on issuance, the Note Shares shall be free of any liens or Encumbrances and shall be credited as fully paid and non-assessable. The conversion right of the Holder in this Section 7 may be exercised at any time during the period of 12 months from the Termination Date.

Section 8. *Further Assurances*.

The Company hereby agrees that, from time to time upon the written request of the Holder, it will execute and deliver, or cause to be executed or delivered, such further documents and do such other acts and things as the Holder may reasonably request in order to give full effect to this Promissory Note and the transactions contemplated thereby.

Section 9. *Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default.*

No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

Section 10. *Transfers.*

The Company may transfer or assign this Promissory Note to any Person; provided, however that the Company obtains the prior written consent of the Holder. The Holder may transfer or assign this Promissory Note to any Person, provided that the Holder obtains the prior written consent of the Company (such consent not to be unreasonably withheld).

Section 11. *Modification.*

This Promissory Note may be modified only with the written consent of the Company and the Holder.

Section 12. *Expenses*.

The Company agrees to pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys' fees and expenses) that the Holder may reasonably incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by Company to perform or observe any of the provisions hereof.

The provisions of this Section shall survive the execution and delivery of this Promissory Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Promissory Note.

Section 14. *Notices*.

Any notice, request or other communication to be given or made under this Promissory Note to the parties shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Promissory Note.

If to Company:	Unique Logistics Holdings, Inc. 154-09 146th Avenue 3-B Jamaica, New York 11434 Attention: Email: Telephone:
With a copy to (which shall not constitute notice):	Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Attention: Lawrence Metelitsa Email: lmetelitsa@lucbro.com Telephone: (732) 395-4405
If to the Holder:	Unique Logistics Holdings Limited Unit 05-06, 3/F, Tower 2, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Hong Kong

4B&D, Sunshine Kowloon Bay Cargo Centre
59 Tai Yip Street
Kowloon Bay, Hong Kong
Attention: Mr. Patrick Lee
Email: patrick.lee.hkg@unique-logistics.com
Telephone: (852) 2795-9261

With a copy to (which shall not constitute notice):

Attention:
Email:
Telephone:

Section 15. *Governing Law*.

This Promissory Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Promissory Note shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. Any controversy or claim arising out of or relating to this Promissory Note, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. There shall be three arbitrators. The location of the arbitration shall be New York.

Section 16. *Miscellaneous*.

The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof. Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Promissory Note shall bind the Company and its permitted successors and assigns. The rights under and benefits of this Promissory Note shall inure to the Holder and its successors and assigns.

Notwithstanding any provision in this Promissory Note or the other Transaction Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Promissory Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for

any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Promissory Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Promissory Note immediately upon receipt of such sums by the Holder, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Company does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Promissory Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

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IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date set forth above.

COMPANY:

UNIQUE LOGISTICS HOLDINGS, INC.

By: [signature]
Name: SUNANDAN RAY
Title: CEO

Acknowledged and Agreed:

HOLDER:

UNIQUE LOGISTICS HOLDINGS LIMITED

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date set forth above.

COMPANY:

UNIQUE LOGISTICS HOLDINGS, INC.

By: ____________________________________

Name:

Title:

Acknowledged and Agreed:

HOLDER:

UNIQUE LOGISTICS HOLDINGS LIMITED

By: ____________________________________

Name: LEE, PATRICK MAN BUN

Title: GROUP COO